Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

New Century Increases Quarterly Dividend to $0.23 per Share

Company to Webcast its 2004 Annual Meeting of Stockholders

Irvine, Calif., September 10, 2004, New Century Financial Corporation (Nasdaq: NCEN), one of the nation’s largest non-prime mortgage finance companies, announced today that its board of directors has approved a quarterly cash dividend payment to the company’s common stockholders at the rate of $0.23 per share. The company will pay the dividend on October 29, 2004 to stockholders of record at the close of business on September 24, 2004. The declaration of any future dividends will be subject to the company’s earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

2004 Annual Meeting of Stockholders

The company will host its 2004 Annual Meeting of Stockholders on September 15, 2004 at 9:00 a.m. pacific daylight time. A live and archived audio webcast of the meeting will be available on the Investor Relations section of the company’s Web site at www.ncen.com.

About New Century

New Century Financial Corporation is one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

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